EX 99.1

Banc of California Reports Third Quarter 2020 Financial Results

SANTA ANA, Calif., (October 22, 2020) — Banc of California, Inc. (NYSE: BANC) today reported net income available to common stockholders for the third quarter of 2020 of $12.1 million, or diluted earnings per common share of $0.24.
Highlights for the third quarter included:
•Noninterest-bearing deposit balances increased $59.2 million during the quarter and represented 24% of total deposits at September 30, 2020, up from 19% a year earlier
•Total checking balances increased $257.7 million during the quarter and represented 58% of total deposits at September 30, 2020, up from 45% a year earlier
•Net interest margin remained stable at 3.09%
•Average cost of total deposits declined 20 basis points from the prior quarter to 0.51%, with period-end cost of deposits at 0.39%
•Total deferrals/forbearances declined to $282.5 million at September 30, 2020 from $604.2 million
•Allowance for credit losses remained strong at 1.66% of total loans
•Common Equity Tier 1 capital at 11.64%
Jared Wolff, President & CEO of Banc of California, commented, “Our third quarter results reflect the growing earnings momentum that we have been building following nearly 18 months of restructuring our operations. Our strong execution on the strategies we have identified to enhance the value of our franchise continued to result in positive trends on many fronts including a further reduction in our cost of deposits, a stable net interest margin, and improved operating efficiencies. These efforts translated into a significant improvement in earnings and pre-tax pre-provision income.”
“Our business development efforts continue to gain traction despite the impact of the COVID-19 pandemic. We are consistently adding new commercial banking relationships, which resulted in our fifth consecutive quarter of demand deposit account growth and further improvement in our mix of deposits. The commercial banking team we have built is also effectively bringing in new, high quality commercial loans to offset the planned run-off of our single-family residential portfolio. As a result, we saw an increase in total loan balances in the third quarter, while our mix of loans continued to shift more towards relationship-based business loans.”
“We believe that we continue to have many levers to pull that will further improve our financial performance. While the ongoing pandemic creates a level of near-term uncertainty, we believe that over the longer-term, we are very well positioned to generate earning asset growth, expand our net interest margin, realize additional operating leverage, and deliver a higher level of earnings and returns for our shareholders as the economy strengthens,” said Mr. Wolff.”
Lynn Hopkins, Chief Financial Officer of Banc of California, said, “We are very pleased with our third quarter performance and results which are a reflection of executing on our strategic vision. Our net interest margin remained unchanged at 3.09% as we successfully lowered our average cost of funds 21 basis points which helped absorb the decrease in our average earning assets yield. Our period end total deposits costs also fell 20 basis points to 39 basis points. Our loan portfolio remains well-positioned as it is heavily weighted towards real estate loans with low loan-to-values and we saw lower levels of loans on deferment and forbearance. Our allowance for credit losses to total loans was 1.66% and is a reflection of the considerable uncertainty of the timing and magnitude of the impact of the pandemic. Nonetheless, we are confident in our ability to continue to execute on our initiatives and optimize our capital in ways that will be accretive to earnings and create further value for our shareholders.”

EX 99.1
Income Statement Highlights

	Three Months Ended					Nine Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
	($ in thousands)
Total interest and dividend income	$69,666	$72,697	$74,714	$83,702	$92,657	$217,077	$307,409
Total interest expense	13,811	17,382	22,853	27,042	33,742	54,046	115,906
Net interest income	55,855	55,315	51,861	56,660	58,915	163,031	191,503
Total noninterest income	3,954	5,528	2,061	4,930	3,181	11,543	7,186
Total revenue	59,809	60,843	53,922	61,590	62,096	174,574	198,689
Total noninterest expense	40,394	72,770	46,919	47,483	43,240	160,083	148,989
Pre-tax / pre-provision income (loss)	19,415	(11,927)	7,003	14,107	18,856	14,491	49,700
Provision for (reversal of) credit losses	1,141	11,826	15,761	(2,976)	38,607	28,728	38,805
Income tax expense (benefit)	2,361	(5,304)	(2,165)	2,811	(5,619)	(5,108)	1,408
Net income (loss)	$15,913	$(18,449)	$(6,593)	$14,272	$(14,132)	$(9,129)	$9,487

Net income (loss) available to common stockholders(1)	$12,084	$(21,936)	$(9,694)	$10,415	$(22,722)	$(19,265)	$(8,015)
(1)Balance represents the net income (loss) available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends and impact of preferred stock redemption from net income (loss). Refer to the Statement of Operations for additional detail on these amounts.
Net interest income
Q3-2020 vs Q2-2020
Net interest income increased $0.5 million to $55.9 million for the third quarter due mostly to lower funding costs, offset by lower yields on interest-earning assets. Compared to the prior quarter, average interest-earning assets declined by $14.4 million to $7.18 billion, due to lower average loans of $174.0 million, offset by higher average securities of $126.8 million and other interest-earning assets of $32.8 million. During the third quarter, average deposits increased $164.3 million, consisting of higher average interest-bearing deposits of $156.6 million and higher average noninterest-bearing deposits of $7.7 million. Average FHLB advances decreased $211.0 million due to current quarter deposit growth and the impact of the early payoff of $100.0 million in FHLB advances at the end of the second quarter.
The net interest margin remained unchanged compared to the prior quarter at 3.09% for the third quarter as the average cost of funds decreased 21 basis points, offset by a 20 basis point decrease in the average earning-assets yield. The yield on average interest-earning assets decreased to 3.86% for the third quarter from 4.06% for the second quarter due to lower yields on most interest-earning asset classes and the change in the mix of interest-earning assets. The average yield on loans declined only 2 basis points to 4.46% during the third quarter as higher prepayment penalty fees and PPP fee income helped to offset the decreases in loan yields due to the mix of loans and lower interest rate environment. The third quarter includes $2.1 million of PPP fee income, which increased the net interest margin by 11 basis points, compared to $1.7 million in the second quarter which increased the net interest margin by 10 basis points. The average yield on securities decreased 69 basis points to 2.26% due mostly to a 106 basis point decrease in the collateralized loan obligations (CLOs) yield to 2.16% for the third quarter from 3.22% for the second quarter as these securities reprice quarterly.
The average cost of funds decreased 21 basis points to 0.82% for the third quarter from 1.03% for the second quarter. This decrease was driven by the lower average cost of interest-bearing liabilities and improved funding mix, including higher average noninterest-bearing deposits during the third quarter. We continue to reduce our reliance on high cost transaction accounts, non-brokered certificates of deposits, and wholesale funds as we continue to execute on our relationship-focused business banking strategy. The average cost of interest-bearing liabilities decreased 27 basis points to 1.02% for the third quarter from 1.29% for the second quarter due to actively managing down the cost of interest-bearing deposits into the current rate environment. The average cost of interest-bearing deposits declined 27 basis points to 0.66% for the third quarter from 0.93% for the prior quarter. Additionally, average noninterest-bearing deposits increased by $7.7 million and represented 22.9% of total average deposits in the third quarter compared to 23.4% of total average deposits for the second quarter. Our total cost of average deposits decreased 20 basis points to 0.51% for the third quarter. The spot rate of total deposits at the end of the third quarter of 2020 was 0.39%.

EX 99.1
YTD 2020 vs YTD 2019
Net interest income for the nine months ended September 30, 2020 decreased $28.5 million to $163.0 million from $191.5 million for the same 2019 period. Net interest income was impacted by the overall decrease in market interest rates between periods and lower average interest-earning assets, as a result of targeted sales of securities and loans during 2019, in line with our strategy of remixing the loan portfolio towards relationship-based lending, offset by a higher net interest margin. For the nine months ended September 30, 2020, average interest-earning assets declined $1.87 billion to $7.14 billion, and the net interest margin increased 21 basis points to 3.05% for the nine months ended September 30, 2020 compared to 2.84% for the same 2019 period.
Our average yield on interest-earning assets decreased 50 basis points to 4.06% for the nine months ended September 30, 2020 as compared to 4.56% during the same 2019 period. The decrease in yield was primarily attributable to lower average yields on the loan and securities portfolios. Our average yield on loans was 4.50% for the nine months ended September 30, 2020, compared to 4.77% for the same 2019 period, primarily due to lower market interest rates and a lower percentage of higher-yielding commercial and industrial balances in the portfolio. Our average yield on securities decreased 109 basis points due mostly to CLOs repricing into the lower rate environment and a decrease in average CLO balances.
The average cost of funds decreased to 1.08% for the nine months ended September 30, 2020 from 1.83% for the same 2019 period. This decrease was driven by the lower average cost of interest-bearing liabilities and the improved funding mix, including higher average noninterest-bearing deposits. The 74 basis point decline in the average cost of interest-bearing liabilities to 1.34% for the nine months ended September 30, 2020 from 2.08% for the same 2019 period was driven by the lower average cost of interest-bearing deposits as they reprice into the lower interest rate environment and the lower average cost of FHLB term advances resulting from maturities and early repayments during the year and as a result of the refinancing of advances during the second quarter of 2020. The average cost of interest-bearing deposits declined 89 basis points to 0.98% from the prior period due to actively managing down deposit rates in response to the interest rate cuts by the Federal Reserve in March of 2020 and a lower reliance on brokered deposits. Additionally, average noninterest-bearing deposits increased by $245.8 million when compared to the same 2019 period. Our cost of average total deposits decreased 83 basis points to 0.76% for the nine months ended September 30, 2020 when compared to the same 2019 period.
Provision for credit losses
Q3-2020 vs Q2-2020
The provision for credit losses totaled $1.1 million for the third quarter, compared to $11.8 million for the second quarter. The third quarter provision for credit losses is comprised of $0.9 million in general reserves and $1.2 million related to specific reserves, offset by provision release of $1.0 million related to unfunded commitments. The general provision is due to changes in key macro-economic forecast variables, such as unemployment and gross domestic product, improved credit quality metrics, and higher period end loan balances of $50.3 million.
YTD 2020 vs YTD 2019
During the nine months ended September 30, 2020, the provision for credit losses totaled $28.7 million under the CECL model, compared to $38.8 million under the incurred loss model during 2019. The lower provision for credit losses was primarily the result of lower net charge-offs and lower period end loan balances of $705.3 million, offset by increases from using the new CECL model, the estimated future impact of the health crisis on our loans, and higher specific reserves.
Noninterest income
Q3-2020 vs Q2-2020
Noninterest income decreased $1.6 million, or 28%, to $4.0 million for the third quarter due mostly to lower gains on sale of securities. The second quarter of 2020 included a $2.0 million gain on the sale of $20.7 million in securities; there were no sales of securities in the third quarter. The third quarter included a $0.3 million gain on sale of $17.8 million in single-family residential mortgage loans held for sale; there were no sales of loans during second quarter of 2020.
YTD 2020 vs YTD 2019
Noninterest income for the nine months ended September 30, 2020 increased $4.4 million, or 60.6%, to $11.5 million compared to the prior year. The increase was primarily attributable to (i) higher net gain on sale of investment securities of $6.9 million, and (ii) higher other income of $7.4 million as the third quarter of 2019 included a previously reported $9.6 million realized loss from interest rate swap agreements entered into in order to offset variability in the fair value of the Freddie Mac

EX 99.1
securitization completed during the third quarter of 2019. These increases were partially offset by (i) lower net gain on sale of loans of $8.4 million as the third quarter of 2019 included a $9.0 million realized gain from the aforementioned securitization, (ii) a $1.6 million loss due to decreases in the fair value of loans held for sale, and (iii) lower customer fees of $0.7 million.
Noninterest expense
Q3-2020 vs Q2-2020
Noninterest expense decreased $32.4 million to $40.4 million for the third quarter compared to the prior quarter. The decrease was primarily due to the second quarter of 2020 including a $26.8 million charge related to the termination of the LAFC naming rights agreements and a $2.5 million debt extinguishment fee, included in all other expenses, associated with the early repayment of certain FHLB term advances. There were no similar expenses during the third quarter. In addition, noninterest expense decreased during the quarter due to (i) lower salaries and benefits expense of $1.0 million due mostly to lower incentive accruals, (ii) a larger gain on investments in alternative energy partnerships of $1.3 million, and (iii) lower advertising costs of $0.9 million due to the termination of the LAFC naming rights agreements. These decreases were partially offset by higher professional fees of $0.6 million. Total operating costs, defined as noninterest expense adjusted for certain non-core items (refer to section Non-GAAP Measures), decreased $2.1 million to $40.7 million for the third quarter compared to $42.8 million for the prior quarter.
YTD 2020 vs YTD 2019
Noninterest expense for the nine months ended September 30, 2020 increased $11.1 million, or 7.4%, to $160.1 million compared to the prior year. The increase was primarily due to: (i) the aforementioned $26.8 million one-time charge related to the termination of our LAFC naming rights agreements, (ii) a $2.5 million debt extinguishment fee, included in all other expenses, associated with the early repayment of certain FHLB term advances, and (iii) higher professional fees of $6.1 million, due to overall reductions in recoveries of $18.4 million related to indemnified legal fees for resolved legal proceedings and various other litigations. These increases were offset by: (i) $4.0 million in lower consulting fees for bank projects and initiatives, (ii) lower salaries and benefits expense of $10.9 million resulting from lower headcount, (iii) lower advertising costs of $3.1 million due to the termination of our LAFC naming rights agreements and reductions in overall events and media spending, and (iv) lower regulatory assessments of $3.9 million due to changes in our asset size and an FDIC assessment credit.
Income taxes
Q3-2020 vs Q2-2020
Income tax expense totaled $2.4 million for the third quarter resulting in an effective tax rate of 12.9% compared to a $5.3 million benefit for the second quarter resulting in an effective tax rate of 22.3%. Based on our actual and projected level of earnings and permanent tax differences for 2020, our estimated effective tax rate for the full year was refined this quarter to a negative tax rate ranging from approximately 10% to 15%. As a result of the change, we expect our fourth quarter effective tax rate to be approximately 25%.
YTD 2020 vs YTD 2019
Income tax benefit totaled $5.1 million for the nine months ended September 30, 2020, representing an effective tax rate of 35.9%, compared to a $1.4 million expense and an effective tax rate of 12.9% for nine months ended September 30, 2019.

EX 99.1
Balance Sheet
At September 30, 2020, total assets were $7.74 billion, which represented a linked-quarter decrease of $32.0 million. The following table shows selected balance sheet line items as of the dates indicated.

	As of and for the Three Months Ended					Amount Change
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	Q3-20 vs. Q2-20	Q3-20 vs. Q3-19

	($ in thousands)
Total assets	$7,738,106	$7,770,138	$7,662,607	$7,828,410	$8,625,337	$(32,032)	$(887,231)
Securities available-for-sale	$1,245,867	$1,176,029	$969,427	$912,580	$775,662	$69,838	$470,205
Loans held-for-investment	$5,678,002	$5,627,696	$5,667,464	$5,951,885	$6,383,259	$50,306	$(705,257)
Loans held-for-sale	$1,849	$19,768	$20,234	$22,642	$23,936	$(17,919)	$(22,087)

Demand deposits	$3,495,859	$3,238,202	$2,828,470	$2,622,398	$2,602,011	$257,657	$893,848
Other core deposits	2,446,593	2,619,502	2,515,703	2,794,769	3,074,936	(172,909)	(628,343)
Brokered deposits	89,814	179,761	218,665	10,000	93,111	(89,947)	(3,297)
Total Deposits	$6,032,266	$6,037,465	$5,562,838	$5,427,167	$5,770,058	$(5,199)	$262,208
As percentage of total deposits
Demand deposits	57.95%	53.64%	50.85%	48.32%	45.10%	4.31%	12.85%
Other core deposits	40.56%	43.39%	45.22%	51.50%	53.29%	(2.83)%	(12.73)%
Brokered deposits	1.49%	2.98%	3.93%	0.18%	1.61%	(1.49)%	(0.12)%

Average loan yield	4.46%	4.48%	4.56%	4.71%	4.75%	(0.02)%	(0.29)%
Average cost of interest-bearing deposits	0.66%	0.93%	1.41%	1.57%	1.78%	(0.27)%	(1.12)%
Average cost of total deposits	0.51%	0.71%	1.11%	1.27%	1.48%	(0.20)%	(0.97)%
Investments
Securities available-for-sale increased $69.8 million to $1.25 billion at September 30, 2020 due to purchases of $48.5 million and lower unrealized net losses of $23.9 million. The decrease in the unrealized net losses was due mostly to credit spreads tightening during the quarter for a positive change on the pricing of the CLOs and corporate debt securities. Securities purchased included municipal bonds, government agency securities and floating rate SBA pool securities. There were no sales of securities during the third quarter. As of September 30, 2020, our securities portfolio included $685.9 million of CLOs, $325.8 million of agency securities, $69.2 million of municipal securities, $146.9 million of corporate debt securities, and $17.8 million of SBA pool securities. The CLO portfolio, which is comprised only of AA and AAA rated securities, represented 55.1% of the total securities portfolio and the carrying value included an unrealized net loss of $17.7 million at September 30, 2020 compared to an unrealized net loss of $35.3 million at June 30, 2020.

EX 99.1
Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	($ in thousands)
Composition of held-for-investment loans
Commercial real estate	$826,683	$822,694	$810,024	$818,817	$891,029
Multifamily	1,476,803	1,434,071	1,466,083	1,494,528	1,563,757
Construction	197,629	212,979	227,947	231,350	228,561
Commercial and industrial	1,586,824	1,436,990	1,578,223	1,691,270	1,789,478
SBA	320,573	310,784	70,583	70,981	75,359
Total commercial loans	4,408,512	4,217,518	4,152,860	4,306,946	4,548,184
Single-family residential mortgage	1,234,479	1,370,785	1,467,375	1,590,774	1,775,953
Other consumer	35,011	39,393	47,229	54,165	59,122
Total consumer loans	1,269,490	1,410,178	1,514,604	1,644,939	1,835,075
Total gross loans	$5,678,002	$5,627,696	$5,667,464	$5,951,885	$6,383,259
Composition percentage of held-for-investment loans
Commercial real estate	14.6%	14.6%	14.3%	13.8%	14.0%
Multifamily	26.0%	25.5%	25.9%	25.1%	24.5%
Construction	3.5%	3.8%	4.0%	3.9%	3.6%
Commercial and industrial	28.0%	25.5%	27.9%	28.4%	28.0%
SBA	5.6%	5.5%	1.2%	1.2%	1.2%
Total commercial loans	77.7%	74.9%	73.3%	72.4%	71.3%
Single-family residential mortgage	21.7%	24.4%	25.9%	26.7%	27.8%
Other consumer	0.6%	0.7%	0.8%	0.9%	0.9%
Total consumer loans	22.3%	25.1%	26.7%	27.6%	28.7%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans increased $50.3 million to $5.68 billion from the prior quarter, resulting from higher commercial and industrial (C&I) loans of $149.8 million due, in part, to increased utilization of credit facilities, and higher multifamily loans of $42.7 million. These increases were offset partially by lower single-family residential mortgage loans of $136.3 million and construction loans of $15.4 million. The decline in single-family residential is attributed to payoffs as the loans refinance away in the lower rate environment. The decline in construction loans is attributed to general fluctuations in volume and certain payoffs. At September 30, 2020, SBA loans included $255.8 million of PPP loans, net of fees.
We continue to focus the real estate loan portfolio toward relationship-based multifamily, bridge, light infill construction, and commercial real estate loans. Currently, loans secured by residential real estate (single-family, multifamily, single-family construction, and warehouse credit facilities) represent approximately 67% of our total loans outstanding.

EX 99.1
The C&I portfolio has limited exposure to certain business sectors undergoing severe stress. The C&I industry concentrations in dollars and as a percentage of total outstanding C&I loan balances are summarized below:

	September 30, 2020
	Amount	% of Portfolio
	($ in thousands)
C&I Portfolio by Industry
Finance and insurance (includes Warehouse lending)	$932,887	59%
Real estate and rental leasing	204,182	13%
Gas stations	70,630	4%
Manufacturing	50,747	3%
Healthcare	67,789	4%
Wholesale trade	40,232	3%
Other retail trade	37,157	2%
Television/motion pictures	31,310	2%
Food services	29,835	2%
Professional services	13,878	1%
Transportation	5,480	—%
Accommodations	1,473	—%
All other	101,224	6%
Total	$1,586,824	100%

Deposits
The following table sets forth the composition of our deposits at the dates indicated.

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$1,450,744	$1,391,504	$1,256,081	$1,088,516	$1,107,442
Interest-bearing checking	2,045,115	1,846,698	1,572,389	1,533,882	1,503,208
Money market	689,769	765,854	575,820	715,479	695,530
Savings	946,293	939,018	877,947	885,246	1,042,162
Non-brokered certificates of deposit	820,531	924,630	1,071,936	1,204,044	1,367,284
Brokered certificates of deposit	79,814	169,761	208,665	—	54,432
Total deposits	$6,032,266	$6,037,465	$5,562,838	$5,427,167	$5,770,058
Composition percentage of deposits
Noninterest-bearing checking	24.1%	23.0%	22.6%	20.1%	19.2%
Interest-bearing checking	33.9%	30.6%	28.3%	28.2%	26.1%
Money market	11.4%	12.7%	10.3%	13.2%	12.0%
Savings	15.7%	15.6%	15.8%	16.3%	18.1%
Non-brokered certificates of deposit	13.6%	15.3%	19.3%	22.2%	23.7%
Brokered certificates of deposit	1.3%	2.8%	3.7%	—%	0.9%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits decreased $5.2 million during the third quarter of 2020 to $6.03 billion due to lower brokered certificates of deposit of $89.9 million, non-brokered certificates of deposit of $104.1 million, and money market balances of $76.1 million, offset by higher noninterest-bearing checking balances of $59.2 million, interest-bearing checking of $198.4 million, and savings balances of $7.3 million. We continue to focus on growing relationship-based deposits, strategically augmented by wholesale funding, as we proactively reduce our deposit costs in response to the interest rate cuts by the Federal Reserve in March of 2020. Noninterest-bearing deposits totaled $1.45 billion and represented 24.1% of total deposits at September 30,

EX 99.1
2020 compared to $1.39 billion, or 23.0% of total deposits, at June 30, 2020 and $1.11 billion, or 19.2% of total deposits, one year ago.
Debt
Advances from the FHLB decreased $57.7 million, or 9%, to $559.5 million, as of September 30, 2020, due to maturities of $58.0 million. At the end of the third quarter, FHLB advances included no overnight borrowings, $105.0 million maturing within three months, and $461.0 million maturing beyond three months with a weighted average life of 4.7 years and weighted average interest rate of 2.51%.
Equity
At September 30, 2020, total stockholders’ equity increased by $27.3 million to $874.3 million and tangible common equity increased by $27.8 million to $649.3 million on a linked-quarter basis. The increase in total stockholders’ equity for the three months ended September 30, 2020, was a result of net income of $15.9 million and lower net accumulated other comprehensive loss of $16.8 million, offset by dividends to common and preferred stockholders of $6.6 million, and redemption of preferred stock of $0.2 million. Tangible book value per share increased to $12.92 as of September 30, 2020 from $12.37 at June 30, 2020.
Capital ratios remain strong with total risk-based capital at 16.24% and a tier 1 leverage ratio of 10.83%. The following table sets forth our regulatory capital ratios at September 30, 2020 and the previous four quarters. The interim capital relief related to the adoption of CECL increased the Bank's leverage ratio approximately 12 basis points at September 30, 2020.

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	16.24%	16.35%	16.16%	15.90%	14.37%
Tier 1 risk-based capital ratio	14.98%	15.10%	14.91%	14.83%	13.32%
Common equity tier 1 capital ratio	11.64%	11.68%	11.58%	11.56%	10.34%
Tier 1 leverage ratio	10.83%	10.56%	11.20%	10.89%	9.84%
Banc of California, NA
Total risk-based capital ratio	18.20%	18.17%	18.21%	17.46%	15.65%
Tier 1 risk-based capital ratio	16.94%	16.92%	16.96%	16.39%	14.60%
Common equity tier 1 capital ratio	16.94%	16.92%	16.96%	16.39%	14.60%
Tier 1 leverage ratio	12.24%	11.84%	12.67%	12.02%	10.75%
(1)September 30, 2020 capital ratios are preliminary.

EX 99.1
Credit Quality

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$51,229	$49,810	$56,338	$32,873	$39,122
90+ days delinquent	31,809	45,384	28,632	24,734	17,220
Total delinquent loans	$83,038	$95,194	$84,970	$57,607	$56,342
Total delinquent loans to total loans	1.46%	1.69%	1.50%	0.97%	0.88%
Non-performing assets, excluding loans held-for-sale
Non-performing loans	$66,337	$72,703	$56,471	$43,354	$45,169
90+ days delinquent and still accruing loans	547	—	—	—	—
Other real estate owned	—	—	—	—	—
Non-performing assets	$66,884	$72,703	$56,471	$43,354	$45,169
ALL to non-performing loans	135.95%	124.30%	138.55%	132.97%	139.31%
Non-performing loans to total loans held-for-investment	1.18%	1.29%	1.00%	0.73%	0.71%
Non-performing assets to total assets	0.86%	0.94%	0.74%	0.55%	0.52%
Troubled debt restructurings (TDRs)
Performing TDRs	$5,408	$5,597	$6,100	$6,620	$6,800
Non-performing TDRs	20,002	20,275	20,852	21,837	14,605
Total TDRs	$25,410	$25,872	$26,952	$28,457	$21,405
Total delinquent loans decreased $12.2 million in the third quarter to $83.0 million at September 30, 2020, due to $30.0 million returning to current status and $0.2 million of principal payments or payoffs, offset by $18.0 million of additions. Delinquent loans included primarily legacy single-family residential loans, which accounted for 86% of the balance at quarter end and represented an increase of $0.8 million quarter over quarter. Excluding delinquent single-family residential loans, delinquent loans totaled $12.0 million, or 0.27% of total loans at September 30, 2020.

Non-performing loans decreased $5.8 million to $66.9 million as of September 30, 2020, of which $31.5 million, or 47% relates to loans in a current payment status. The third quarter decrease was due primarily to $10.2 million in cured loans and payoffs, offset by $4.4 million of loans placed on nonaccrual status. The quarter-end balance includes three large loan relationships totaling $34.9 million, or 52% of total nonperforming loans, which consist of one $16.1 million legacy shared national credit, a $9.1 million single-family mortgage residential loan with a loan-to-value ratio of 58%, and a $9.6 million legacy relationship well-secured by commercial real estate and single-family residential properties with an average loan-to-value ratio of 51%. Aside from those three loan relationships, non-performing single-family residential loans totaled $17.7 million and the remaining non-performing loans totaled $14.3 million.
In light of the pandemic, during the second and third quarters we provided support to clients by granting loan deferments or forbearances. As of September 30, 2020 loans on deferment or forbearance status totaled $282.5 million as shown below:

	September 30, 2020			June 30, 2020
	Count	Amount(1)	% of Loans in Category	Count	Amount	% of Loans in Category
	($ in thousands)
Single-family residential mortgage	123	$137,510	11%	142	$163,815	12%
All other loans	35	145,036	3%	156	440,420	10%
Total	158	$282,546	5%	298	$604,235	11%
(1)Loans in the process of deferment or forbearance are not reported as delinquent.

Of the balances as of September 30, 2020, $98.1 million of all other loans are in their second deferment. Further, as of September 30, 2020, 18 commercial loans totaling $45.3 million were under review and pending approval for a second deferral. We continue to actively monitor and manage all lending relationships in a manner that supports our clients and protects the Bank.

EX 99.1
Allowance for Credit Losses

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$90,370	$78,243	$57,649	$62,927	$59,523
Adoption of ASU 2016-13 (1)	—	—	7,609	—	—
Loans charged off	(1,821)	—	(2,076)	(2,706)	(35,546)
Recoveries	248	608	350	106	410
Net (charge-offs) recoveries	(1,573)	608	(1,726)	(2,600)	(35,136)
Provision for (reversal of) loan losses	2,130	11,519	14,711	(2,678)	38,540
Balance at end of period	$90,927	$90,370	$78,243	$57,649	$62,927
Reserve for unfunded loan commitments
Balance at beginning of period	$4,195	$3,888	$4,064	$4,362	$4,295
Adoption of ASU 2016-13 (1)	—	—	(1,226)	—	—
(Reversal of) provision for credit losses	(989)	307	1,050	(298)	67
Balance at end of period	3,206	4,195	3,888	4,064	4,362
Allowance for credit losses (ACL)	$94,133	$94,565	$82,131	$61,713	$67,289

ALL to total loans	1.60%	1.61%	1.38%	0.97%	0.99%
ACL to total loans	1.66%	1.68%	1.45%	1.04%	1.05%
ACL to total loans, excluding PPP loans	1.74%	1.76%	1.45%	1.04%	1.05%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.12%	(0.04)%	0.12%	0.17%	2.19%

Reserve for loss on repurchased loans
Balance at beginning of period	$5,567	$5,601	$6,201	$6,561	$2,478
Initial provision for loan repurchases	11	—	—	—	4,415
Reversal of provision for loan repurchases	(91)	(34)	(600)	(360)	(123)
Utilization of reserve for loan repurchases	—	—	—	—	(209)
Balance at end of period	$5,487	$5,567	$5,601	$6,201	$6,561
(1)Represents the impact of adopting ASU 2016-13, Financial Instruments - Credit Losses on January 1, 2020. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather than the previously applied incurred loss methodology.
The allowance for expected credit losses ("ACL"), which includes the reserve for unfunded loan commitments, totaled $94.1 million, or 1.66% of total loans, at September 30, 2020 compared to $94.6 million or 1.68% of total loans, at June 30, 2020. The $0.4 million decrease in the ACL was due to: (i) net charge-offs of $1.6 million and (ii) a negative provision for unfunded loan commitments of $1.0 million, offset by (iii) specific reserves of $1.2 million, and (iv) general reserves of $0.9 million due to the impact of higher loan balances, updated forecasts, and improved credit quality metrics. The ACL coverage of nonperforming loans was 141% at September 30, 2020 compared to 130% at June 30, 2020 and 142% at December 31, 2019.

Our ACL methodology and resulting provision continues to be impacted by the current economic uncertainty and volatility caused by the COVID-19 pandemic. The ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables ("MEVs") released by our model provider during September 2020. In contrast to the June 2020 forecasts, these September forecasts reflect a more favorable view of the economy (i.e. higher GDP growth rates and lower unemployment rates). Despite this, the Company-specific economic view recognizes that the foreseeable future is uncertain with respect to the search for a vaccine and effective treatments for COVID-19; the lack of clarity regarding the timing and amount of a potential government stimulus; the unknown impact of the COVID-19 pandemic on the economy and certain industry segments; and the unknown benefit from Federal Reserve and other government actions. Accordingly, the ACL level and resulting provision reflect these uncertainties. The ACL also incorporated qualitative factors to account for certain loan portfolio characteristics that are not taken into consideration by the third-party model including underlying strengths and weaknesses in the loan portfolio. As is the case with all estimates, the ACL is expected to be impacted in future periods by

EX 99.1
economic volatility, changing economic forecasts, underlying model assumptions, and asset quality metrics, all of which may be better than or worse than current estimates.

The Company will host a conference call to discuss its third quarter 2020 financial results at 10:00 a.m. Pacific Time (PT) on Thursday, October 22, 2020. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 8723927. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 10145608.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $7.7 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 39 offices including 31 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California Inc. and its subsidiaries, their customers and third parties. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

EX 99.1
Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
ASSETS
Cash and cash equivalents	$292,490	$420,640	$435,992	$373,472	$526,874
Securities available-for-sale	1,245,867	1,176,029	969,427	912,580	775,662
Loans held-for-sale	1,849	19,768	20,234	22,642	23,936
Loans held-for-investment	5,678,002	5,627,696	5,667,464	5,951,885	6,383,259
Allowance for loan losses	(90,927)	(90,370)	(78,243)	(57,649)	(62,927)
Federal Home Loan Bank and other bank stock	44,809	46,585	57,237	59,420	71,679
Servicing rights, net	1,621	1,753	2,009	2,299	2,407
Premises and equipment, net	123,812	125,247	127,379	128,021	128,979
Investments in alternative energy partnerships, net	27,786	26,967	27,347	29,300	27,039
Goodwill	37,144	37,144	37,144	37,144	37,144
Other intangible assets, net	2,939	3,292	3,722	4,151	4,605
Deferred income tax, net	43,744	48,288	63,849	44,906	45,950
Income tax receivable	10,701	13,094	7,198	4,233	4,459
Bank owned life insurance investment	111,115	110,487	110,397	109,819	108,720
Right of use assets	18,909	19,408	20,882	22,540	23,907
Due from unsettled securities sales	—	—	—	—	334,769
Other assets	188,245	184,110	190,569	183,647	188,875
Total assets	$7,738,106	$7,770,138	$7,662,607	$7,828,410	$8,625,337

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,450,744	$1,391,504	$1,256,081	$1,088,516	$1,107,442
Interest-bearing deposits	4,581,522	4,645,961	4,306,757	4,338,651	4,662,616
Total deposits	6,032,266	6,037,465	5,562,838	5,427,167	5,770,058
Advances from Federal Home Loan Bank	559,482	617,170	978,000	1,195,000	1,650,000
Notes payable, net	173,623	173,537	173,479	173,421	173,339
Reserve for loss on repurchased loans	5,487	5,567	5,601	6,201	6,561
Lease liabilities	19,938	20,531	22,075	23,692	25,210
Accrued expenses and other liabilities	73,056	68,909	85,612	95,684	99,181
Total liabilities	6,863,852	6,923,179	6,827,605	6,921,165	7,724,349
Commitments and contingent liabilities
Preferred stock	184,878	185,037	187,687	189,825	189,825
Common stock	522	522	520	520	520
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	633,409	632,117	631,125	629,848	628,774
Retained earnings	95,001	85,670	110,640	127,733	120,221
Treasury stock	(40,827)	(40,827)	(40,827)	(28,786)	(28,786)
Accumulated other comprehensive income (loss), net	1,266	(15,565)	(54,148)	(11,900)	(9,571)
Total stockholders’ equity	874,254	846,959	835,002	907,245	900,988
Total liabilities and stockholders’ equity	$7,738,106	$7,770,138	$7,662,607	$7,828,410	$8,625,337

EX 99.1
Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Nine Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	September 30, 2020	September 30, 2019
Interest and dividend income
Loans, including fees	$62,019	$63,642	$65,534	$73,930	$80,287	$191,195	$260,004
Securities	6,766	7,816	7,820	7,812	10,024	22,402	40,322
Other interest-earning assets	881	1,239	1,360	1,960	2,346	3,480	7,083
Total interest and dividend income	69,666	72,697	74,714	83,702	92,657	217,077	307,409
Interest expense
Deposits	7,564	10,205	14,611	18,247	22,811	32,380	82,852
Federal Home Loan Bank advances	3,860	4,818	5,883	6,396	8,519	14,561	25,889
Notes payable and other interest-bearing liabilities	2,387	2,359	2,359	2,399	2,412	7,105	7,165
Total interest expense	13,811	17,382	22,853	27,042	33,742	54,046	115,906
Net interest income	55,855	55,315	51,861	56,660	58,915	163,031	191,503
Provision for (reversal of) credit losses	1,141	11,826	15,761	(2,976)	38,607	28,728	38,805
Net interest income after provision for (reversal of) credit losses	54,714	43,489	36,100	59,636	20,308	134,303	152,698
Noninterest income
Customer service fees	1,498	1,224	1,096	1,451	1,582	3,818	4,531
Loan servicing income	186	95	75	312	128	356	367
Income from bank owned life insurance	629	591	578	599	588	1,798	1,693
Impairment loss on investment securities	—	—	—	—	(731)	—	(731)
Net gain (loss) on sale of securities available for sale	—	2,011	—	3	(5,063)	2,011	(4,855)
Fair value adjustment on loans held for sale	24	25	(1,586)	30	16	(1,537)	76
Net gain (loss) on sale of loans	272	—	(27)	(863)	4,310	245	8,629
All other income (loss)	1,345	1,582	1,925	3,398	2,351	4,852	(2,524)
Total noninterest income	3,954	5,528	2,061	4,930	3,181	11,543	7,186
Noninterest expense
Salaries and employee benefits	23,277	24,260	23,436	24,036	25,934	70,973	81,879
Naming rights termination	—	26,769	—	—	—	26,769	—
Occupancy and equipment	7,457	7,090	7,243	7,900	7,767	21,790	23,408
Professional fees	5,147	4,596	5,964	2,611	1,463	15,707	9,601
Data processing	1,657	1,536	1,773	1,684	1,568	4,966	4,736
Advertising	219	1,157	1,756	2,227	2,090	3,132	6,195
Regulatory assessments	784	725	484	1,854	1,239	1,993	5,857
Reversal of loan repurchase reserves	(91)	(34)	(600)	(360)	(123)	(725)	(300)
Amortization of intangible assets	353	430	429	454	500	1,212	1,741
Restructuring expense	—	—	—	1,626	—	—	2,637
All other expenses	3,021	6,408	4,529	4,412	3,742	13,958	12,580
Total noninterest expense excluding (gain) loss on investments in alternative energy partnerships	41,824	72,937	45,014	46,444	44,180	159,775	148,334
(Gain) loss on investments in alternative energy partnerships	(1,430)	(167)	1,905	1,039	(940)	308	655
Total noninterest expense	40,394	72,770	46,919	47,483	43,240	160,083	148,989
Income (loss) from operations before income taxes	18,274	(23,753)	(8,758)	17,083	(19,751)	(14,237)	10,895
Income tax expense (benefit)	2,361	(5,304)	(2,165)	2,811	(5,619)	(5,108)	1,408
Net income (loss)	15,913	(18,449)	(6,593)	14,272	(14,132)	(9,129)	9,487
Preferred stock dividends	3,447	3,442	3,533	3,540	3,403	10,422	12,019
Income allocated to participating securities	281	—	—	224	—	—	—
Participating securities dividends	94	94	94	93	94	282	390
Impact of preferred stock redemption	7	(49)	(526)	—	5,093	(568)	5,093
Net income (loss) available to common stockholders	$12,084	$(21,936)	$(9,694)	$10,415	$(22,722)	$(19,265)	$(8,015)

EX 99.1

Earnings (loss) per common share:
Basic	$0.24	$(0.44)	$(0.19)	$0.21	$(0.45)	$(0.38)	$(0.16)
Diluted	$0.24	$(0.44)	$(0.19)	$0.20	$(0.45)	$(0.38)	$(0.16)
Weighted average number of common shares outstanding
Basic	50,108,655	50,030,919	50,464,777	50,699,915	50,882,227	50,201,112	50,804,429
Diluted	50,190,933	50,030,919	50,464,777	50,927,978	50,882,227	50,201,112	50,804,429
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.18	$0.25

EX 99.1
Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Profitability and other ratios of consolidated operations
Return on average assets(1)	0.82%	(0.96)%	(0.35)%	0.71%	(0.64)%
Return on average equity(1)	7.32%	(8.69)%	(2.89)%	6.20%	(5.83)%
Return on average tangible common equity(2)	7.92%	(13.77)%	(5.44)%	6.46%	(12.49)%
Dividend payout ratio(3)	25.00%	(13.64)%	(31.58)%	28.57%	(13.33)%
Net interest spread	2.84%	2.77%	2.56%	2.65%	2.47%
Net interest margin(1)	3.09%	3.09%	2.97%	3.04%	2.86%
Noninterest income to total revenue(4)	6.61%	9.09%	3.82%	8.00%	5.12%
Noninterest income to average total assets(1)	0.20%	0.29%	0.11%	0.25%	0.15%
Noninterest expense to average total assets(1)	2.09%	3.78%	2.50%	2.37%	1.97%
Adjusted noninterest expense to average total assets(1)	2.10%	2.22%	2.30%	2.41%	2.13%
Efficiency ratio(2)(5)	67.54%	119.60%	87.01%	77.10%	69.63%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(2)(5)	68.30%	119.55%	86.54%	74.51%	70.00%
Average loans held-for-investment to average deposits	92.86%	98.51%	108.54%	108.50%	105.92%
Average securities available-for-sale to average total assets	15.49%	13.75%	12.60%	10.48%	12.71%
Average stockholders’ equity to average total assets	11.26%	11.04%	12.11%	11.47%	11.06%

(1)Ratios are presented on an annualized basis.
(2)The ratios are determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)The ratio is calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)The ratios are calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

EX 99.1
Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2020			June 30, 2020			March 31, 2020
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$19,544	$139	2.83%	$19,967	$155	3.12%	$22,273	$220	3.97%
SFR mortgage	1,311,513	13,178	4.00%	1,416,358	14,187	4.03%	1,532,967	15,295	4.01%
Commercial real estate, multifamily, and construction	2,493,408	29,666	4.73%	2,524,477	29,459	4.69%	2,564,485	30,223	4.74%
Commercial and industrial, SBA, and lease financing	1,673,548	18,585	4.42%	1,706,120	19,392	4.57%	1,613,324	19,157	4.78%
Other consumer	35,563	451	5.05%	40,697	449	4.44%	47,761	639	5.38%
Gross loans and leases	5,533,576	62,019	4.46%	5,707,619	63,642	4.48%	5,780,810	65,534	4.56%
Securities	1,190,765	6,766	2.26%	1,063,941	7,816	2.95%	952,966	7,820	3.30%
Other interest-earning assets	457,558	881	0.77%	424,776	1,239	1.17%	297,444	1,360	1.84%
Total interest-earning assets	7,181,899	69,666	3.86%	7,196,336	72,697	4.06%	7,031,220	74,714	4.27%
Allowance for loan losses	(89,679)			(78,528)			(60,470)
BOLI and noninterest-earning assets	594,885			622,398			592,192
Total assets	$7,687,105			$7,740,206			$7,562,942

Interest-bearing liabilities
Savings	$948,898	$2,353	0.99%	$905,997	$2,718	1.21%	$890,830	$3,296	1.49%
Interest-bearing checking	1,919,327	1,660	0.34%	1,710,038	2,186	0.51%	1,520,922	3,728	0.99%
Money market	681,421	645	0.38%	592,872	850	0.58%	608,926	1,760	1.16%
Certificates of deposit	1,030,829	2,906	1.12%	1,214,939	4,451	1.47%	1,151,518	5,827	2.04%
Total interest-bearing deposits	4,580,475	7,564	0.66%	4,423,846	10,205	0.93%	4,172,196	14,611	1.41%
FHLB advances	608,169	3,860	2.52%	819,166	4,818	2.37%	1,039,055	5,883	2.28%
Securities sold under repurchase agreements	1,309	2	0.61%	1,024	2	0.79%	—	—	—%
Long-term debt and other interest-bearing liabilities	173,911	2,385	5.46%	173,977	2,357	5.45%	174,056	2,359	5.45%
Total interest-bearing liabilities	5,363,864	13,811	1.02%	5,418,013	17,382	1.29%	5,385,307	22,853	1.71%
Noninterest-bearing deposits	1,357,411			1,349,735			1,133,306
Noninterest-bearing liabilities	100,424			118,208			128,282
Total liabilities	6,821,699			6,885,956			6,646,895
Total stockholders’ equity	865,406			854,250			916,047
Total liabilities and stockholders’ equity	$7,687,105			$7,740,206			$7,562,942

Net interest income/spread		$55,855	2.84%		$55,315	2.77%		$51,861	2.56%
Net interest margin			3.09%			3.09%			2.97%

Ratio of interest-earning assets to interest-bearing liabilities	133.89%			132.82%			130.56%
Total deposits	$5,937,886	$7,564	0.51%	$5,773,581	$10,205	0.71%	$5,305,502	$14,611	1.11%
Total funding (1)	$6,721,275	$13,811	0.82%	$6,767,748	$17,382	1.03%	$6,518,613	$22,853	1.41%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

	Three Months Ended
	December 31, 2019			September 30, 2019
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$23,527	$221	3.73%	$216,746	$1,894	3.47%
SFR mortgage	1,689,228	16,788	3.94%	1,866,103	19,179	4.08%
Commercial real estate, multifamily, and construction	2,633,342	32,763	4.94%	2,717,609	33,343	4.87%
Commercial and industrial, SBA, and lease financing	1,821,064	23,381	5.09%	1,840,202	24,970	5.38%
Other consumer	54,088	777	5.70%	58,652	901	6.09%
Gross loans and leases	6,221,249	73,930	4.71%	6,699,312	80,287	4.75%
Securities	833,726	7,812	3.72%	1,105,499	10,024	3.60%
Other interest-earning assets	330,950	1,960	2.35%	362,613	2,346	2.57%
Total interest-earning assets	7,385,925	83,702	4.50%	8,167,424	92,657	4.50%
Allowance for loan losses	(61,642)			(55,976)
BOLI and noninterest-earning assets	630,308			584,190
Total assets	$7,954,591			$8,695,638

Interest-bearing liabilities
Savings	981,346	3,889	1.57%	1,055,086	4,722	1.78%
Interest-bearing checking	1,546,322	4,234	1.09%	1,511,432	4,483	1.18%
Money market	743,695	2,593	1.38%	755,114	3,093	1.63%
Certificates of deposit	1,332,911	7,531	2.24%	1,750,970	10,513	2.38%
Total interest-bearing deposits	4,604,274	18,247	1.57%	5,072,602	22,811	1.78%
FHLB advances	1,020,478	6,396	2.49%	1,333,739	8,519	2.53%
Securities sold under repurchase agreements	2,223	15	2.68%	1,922	13	2.68%
Long-term debt and other interest-bearing liabilities	174,092	2,384	5.43%	174,111	2,399	5.47%
Total interest-bearing liabilities	5,801,067	27,042	1.85%	6,582,374	33,742	2.03%
Noninterest-bearing deposits	1,108,077			1,047,858
Noninterest-bearing liabilities	132,698			103,667
Total liabilities	7,041,842			7,733,899
Total stockholders’ equity	912,749			961,739
Total liabilities and stockholders’ equity	$7,954,591			$8,695,638

Net interest income/spread		$56,660	2.65%		$58,915	2.47%
Net interest margin			3.04%			2.86%

Ratio of interest-earning assets to interest-bearing liabilities	127.32%			124.08%
Total deposits	$5,712,351	$18,247	1.27%	$6,120,460	$22,811	1.48%
Total funding (1)	$6,909,144	$27,042	1.55%	$7,630,232	$33,742	1.75%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1

	Nine Months Ended
	September 30, 2020			September 30, 2019
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Loans held-for-sale	$20,591	$515	3.34%	$99,130	$2,388	3.22%
SFR mortgage	1,419,882	42,660	4.01%	2,077,932	64,631	4.16%
Commercial real estate, multifamily, and construction	2,527,331	89,348	4.72%	3,168,206	111,119	4.69%
Commercial and industrial, SBA, and lease financing	1,664,365	57,134	4.59%	1,877,277	79,145	5.64%
Other consumer	41,319	1,538	4.97%	60,324	2,721	6.03%
Gross loans and leases	5,673,488	191,195	4.50%	7,282,869	260,004	4.77%
Securities	1,069,668	22,402	2.80%	1,384,928	40,322	3.89%
Other interest-earning assets	393,495	3,480	1.18%	342,597	7,083	2.76%
Total interest-earning assets	7,136,651	217,077	4.06%	9,010,394	307,409	4.56%
Allowance for credit losses	(76,275)			(60,294)
BOLI and noninterest-earning assets	603,128			579,992
Total assets	$7,663,504			$9,530,092

Interest-bearing liabilities
Savings	915,364	8,366	1.22%	1,112,949	15,152	1.82%
Interest-bearing checking	1,717,483	7,575	0.59%	1,548,655	13,562	1.17%
Money market	627,927	3,255	0.69%	831,401	11,124	1.79%
Certificates of deposit	1,132,058	13,184	1.56%	2,419,158	43,014	2.38%
Total interest-bearing deposits	4,392,832	32,380	0.98%	5,912,163	82,852	1.87%
FHLB advances	821,349	14,561	2.37%	1,347,330	25,889	2.57%
Securities sold under repurchase agreements	779	4	0.69%	2,146	47	2.93%
Long-term debt and other interest-bearing liabilities	173,981	7,101	5.45%	174,167	7,118	5.46%
Total interest-bearing liabilities	5,388,941	54,046	1.34%	7,435,806	115,906	2.08%
Noninterest-bearing deposits	1,280,461			1,034,697
Noninterest-bearing liabilities	115,582			99,113
Total liabilities	6,784,984			8,569,616
Total stockholders’ equity	878,520			960,476
Total liabilities and stockholders’ equity	$7,663,504			$9,530,092

Net interest income/spread		$163,031	2.72%		$191,503	2.48%
Net interest margin			3.05%			2.84%

Ratio of interest-earning assets to interest-bearing liabilities	132.43%			121.18%
Total deposits	$5,673,293	$32,380	0.76%	$6,946,860	$82,852	1.59%
Total funding (1)	$6,669,402	$54,046	1.08%	$8,470,503	$115,906	1.83%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Return on average tangible common equity and efficiency ratio, as adjusted, tangible common equity, tangible common equity to tangible assets, tangible common equity per common share, and pre-tax pre-provision income and return on average assets ("ROAA") constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, goodwill, and other intangible assets from stockholders' equity. Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted efficiency ratio is calculated by excluding (gain) loss on investments in alternative energy partnerships from noninterest expense and adding total pre-tax return, which includes the (gain) loss on investments in alternative energy partnerships, to the sum of net interest income and noninterest income (total revenue). Pre-tax pre-provision income is calculated by adding total revenue and subtracting noninterest expense. Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company.
This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

EX 99.1

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$7,738,106	$7,770,138	$7,662,607	$7,828,410	$8,625,337
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(2,939)	(3,292)	(3,722)	(4,151)	(4,605)
Tangible assets(1)	$7,698,023	$7,729,702	$7,621,741	$7,787,115	$8,583,588

Total stockholders' equity	$874,254	$846,959	$835,002	$907,245	$900,988
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(2,939)	(3,292)	(3,722)	(4,151)	(4,605)
Tangible equity(1)	834,171	806,523	794,136	865,950	859,239
Less preferred stock	(184,878)	(185,037)	(187,687)	(189,825)	(189,825)
Tangible common equity(1)	$649,293	$621,486	$606,449	$676,125	$669,414

Total stockholders' equity to total assets	11.30%	10.90%	10.90%	11.59%	10.45%
Tangible equity to tangible assets(1)	10.84%	10.43%	10.42%	11.12%	10.01%
Tangible common equity to tangible assets(1)	8.43%	8.04%	7.96%	8.68%	7.80%

Common shares outstanding	49,760,543	49,750,958	49,593,077	50,413,681	50,406,763
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	50,237,864	50,228,279	50,070,398	50,891,002	50,884,084

Tangible common equity per common share(1)	$12.92	$12.37	$12.11	$13.29	$13.16
Book value per common share	$13.72	$13.18	$12.93	$14.10	$13.98
(1)Non-GAAP measure.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Return on tangible common equity
Average total stockholders' equity	$865,406	$854,250	$916,047	$912,749	$961,739
Less average preferred stock	(184,910)	(185,471)	(189,607)	(189,824)	(213,619)
Less average goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(3,172)	(3,574)	(4,003)	(4,441)	(4,935)
Average tangible common equity(1)	$640,180	$628,061	$685,293	$681,340	$706,041

Net income (loss)	$15,913	$(18,449)	$(6,593)	$14,272	$(14,132)
Less preferred stock dividends and impact of preferred stock redemption	(3,454)	(3,393)	(3,007)	(3,540)	(8,496)
Add amortization of intangible assets	353	430	429	454	500
Less tax effect on amortization and impairment of intangible assets	(74)	(90)	(90)	(95)	(105)
Net income (loss) available to common stockholders(1)	$12,738	$(21,502)	$(9,261)	$11,091	$(22,233)

Return on average equity	7.32%	(8.69)%	(2.89)%	6.20%	(5.83)%
Return on average tangible common equity(1)	7.92%	(13.77)%	(5.44)%	6.46%	(12.49)%

Statutory tax rate utilized for calculating tax effect on amortization of intangible assets	21.00%	21.00%	21.00%	21.00%	21.00%

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships
Noninterest expense	$40,394	$72,770	$46,919	$47,483	$43,240
Gain (loss) on investments in alternative energy partnerships	1,430	167	(1,905)	(1,039)	940
Total noninterest expense excluding (gain) loss on investments in alternative energy partnerships(1)	$41,824	$72,937	$45,014	$46,444	$44,180

Net interest income	$55,855	$55,315	$51,861	$56,660	$58,915
Noninterest income	3,954	5,528	2,061	4,930	3,181
Total revenue	59,809	60,843	53,922	61,590	62,096
Tax credit from investments in alternative energy partnerships	—	—	—	1,689	77
Deferred tax expense on investments in alternative energy partnerships	—	—	—	(177)	(8)
Tax effect on tax credit and deferred tax expense	—	—	—	267	7
(Loss) gain on investments in alternative energy partnerships	1,430	167	(1,905)	(1,039)	940
Total pre-tax adjustments for investments in alternative energy partnerships	1,430	167	(1,905)	740	1,016
Adjusted total revenue(1)	$61,239	$61,010	$52,017	$62,330	$63,112
Efficiency ratio(1)	67.54%	119.60%	87.01%	77.10%	69.63%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(1)	68.30%	119.55%	86.54%	74.51%	70.00%
Effective tax rate utilized for calculating tax effect on tax credit and deferred tax expense	N/A	N/A	N/A	15.00%	9.36%
(1)Non-GAAP measure.

EX 99.1
Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Adjusted noninterest income and expense
Total noninterest income	$3,954	$5,528	$2,061	$4,930	$3,181
Adjustments for non-core items:
Net (gain) loss on securities available for sale	—	(2,011)	—	(3)	5,794
Net (gain) loss on sale of legacy SFR loans held for sale	(272)	—	—	—	—
Fair value adjustment on legacy SFR loans held for sale	(24)	(25)	1,586	(30)	(16)
Total non-core adjustments - noninterest income	(296)	(2,036)	1,586	(33)	5,778
Adjusted noninterest income(1)	$3,658	$3,492	$3,647	$4,897	$8,959

Total noninterest expense	$40,394	$72,770	$46,919	$47,483	$43,240
Adjustments for non-core items:
Naming rights termination	—	(26,769)	—	—	—
Extinguishment of debt	—	(2,515)	—	—	—
Professional (fees) recoveries	(1,172)	(875)	(1,678)	3,557	2,615
Restructuring expense	—	—	—	(1,626)	—
Other expenses	—	—	—	—	(131)
Total non-core adjustments - noninterest expense	(1,172)	(30,159)	(1,678)	1,931	2,484
Gain (loss) on investments in alternative energy partnerships	1,430	167	(1,905)	(1,039)	940
Total adjustments - noninterest expense	258	(29,992)	(3,583)	892	3,424
Adjusted noninterest expense(1)	$40,652	$42,778	$43,336	$48,375	$46,664

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Adjusted pre-tax pre-provision income
Net interest income	$55,855	$55,315	$51,861	$56,660	$58,915
Noninterest income	3,954	5,528	2,061	4,930	3,181
Total revenue	59,809	60,843	53,922	61,590	62,096
Noninterest expense	40,394	72,770	46,919	47,483	43,240
Pre-tax pre-provision income (loss)(1)	$19,415	$(11,927)	$7,003	$14,107	$18,856

Net interest income	$55,855	$55,315	$51,861	$56,660	$58,915
Noninterest income	3,954	5,528	2,061	4,930	3,181
Total non-core adjustments - noninterest income	(296)	(2,036)	1,586	(33)	5,778
Adjusted noninterest income(1)	3,658	3,492	3,647	4,897	8,959
Total revenue	59,513	58,807	55,508	61,557	67,874
Noninterest expense	40,394	72,770	46,919	47,483	43,240
Total adjustments - noninterest expense	258	(29,992)	(3,583)	892	3,424
Adjusted noninterest expense(1)	40,652	42,778	43,336	48,375	46,664
Adjusted pre-tax pre-provision income(1)	$18,861	$16,029	$12,172	$13,182	$21,210

Average assets	$7,687,105	$7,740,206	$7,562,942	$7,954,591	$8,695,638
Pre-tax pre-provision income (loss) ROAA	1.00%	(0.62)%	0.37%	0.70%	0.86%
Adjusted pre-tax pre-provision income ROAA(1)	0.98%	0.83%	0.65%	0.66%	0.97%
(1)Non-GAAP measure.